UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 15, 2010

(Date of earliest event reported)

ImmuCell Corporation

(Exact name of registrant as specified in its charter)

DE	001-12934	01-0382980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

56 Evergreen Drive Portland, Maine		04103
(Address of principal executive offices)		(Zip Code)

207-878-2770

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On July 15, 2010, ImmuCell Corporation (the Company) entered into a Development and Manufacturing Agreement with Lonza Sales Ltd. of Basel, Switzerland. This contract covers terms under which the Company will pay Lonza to exclusively i) develop the Company’s proprietary manufacturing process at commercial scale and ii) manufacture the Nisin Active Pharmaceutical Ingredient for use in its product Mast Out®, which is subject to approval by the U.S. Food and Drug Administration before any sales can be made. Financial obligations of the Company to Lonza are staged on a commitment by commitment basis, as the intended development process is conducted.

Lonza is one of the world’s leading suppliers to the pharmaceutical, healthcare and life science industries. Its products and services span its customers’ needs from research to final product manufacture. Lonza is the global leader in the production and support of active pharmaceutical ingredients both chemically as well as biotechnologically. Lonza has strong capabilities in large and small molecules, peptides, amino acids and niche bioproducts which play an important role in the development of novel medicines and healthcare products. Lonza is a leader in cell-based research, endotoxin detection and cell therapy manufacturing. Lonza is also a leading provider of value chemical and biotech ingredients to the nutrition, hygiene, preservation, agro and personal care markets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 21, 2010	IMMUCELL CORPORATION

	By:	/S/ MICHAEL F. BRIGHAM
Michael F. Brigham
President and CEO